                                                                   Exhibit 23(c)


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of CheckFree Holdings Corporation on Form S-4 of our report dated October 22, 1999, (February 15, 2000 as to Note 4) on the consolidated balance sheets of MSFDC, L.L.C. and subsidiaries, a development stage company, as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, appearing in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
July 7, 2000